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                                                                    Exhibit 10.1

                         TRANSITION SERVICES AGREEMENT


     TRANSITION SERVICES AGREEMENT dated as of October 25, 1996 (this "Agreement") by and between R. R. Donnelley & Sons Company, a Delaware corporation ("R.R. Donnelley"), and Donnelley Enterprise Solutions Incorporated, a Delaware corporation (the "Company").


                              W I T N E S S E T H


     WHEREAS, R.R. Donnelley is currently the owner of all outstanding shares of common stock of the Company;

     WHEREAS, the Company intends to make a public offering (the "Offering") of shares of its common stock in a transaction that, upon closing of the Offering (the "Closing Date"), will result in R.R. Donnelley owning less than a majority of the outstanding shares of common stock of the Company;

     WHEREAS, R.R. Donnelley has heretofore provided certain services to the Company, and the Company desires that R.R. Donnelley continue to provide certain services to the Company for a period of time following the Closing Date;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

     Section 1. Definitions. The following terms have the meanings specified or referred to in this Section 1 and shall be equally applicable to the singular and plural forms.

     "Affiliate" means, with respect to either the Company or R.R. Donnelley, any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust or unincorporated organization which directly or indirectly controls, is controlled by or is under common control with the Company or R.R. Donnelley, respectively. For the purposes of this Agreement, the Company and its subsidiaries shall not be considered Affiliates of R.R. Donnelley and R.R. Donnelley and its subsidiaries shall not be considered Affiliates of the Company.

     "Business" means the business of the Company and its subsidiaries as conducted immediately prior to the Closing Date.
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     "Cash Management Services" means those Services set forth under the heading
"Cash Management/Banking" in Exhibit 1 hereto.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Expenses" has the meaning set forth in Section 11(a).

     "Indemnifying Party" means a person who is obligated under this Agreement to provide indemnification.

     "Indemnitee" means a person who may seek indemnification under this Agreement.

     "Losses" has the meaning set forth in Section 11(a).

     "Other Agreements" means the Tax Allocation and Indemnification Agreement dated the date hereof between R.R. Donnelley and the Company and the Benefit Administration Services Agreement dated the date hereof between R.R. Donnelley and the Company.

     "Other Company Indemnified Parties" shall mean and include (i) the Company's Affiliates, (ii) the respective directors, officers, agents and employees of and counsel to the Company and its Affiliates, (iii) each other person, if any, controlling the Company or any of its Affiliates (other than R.R. Donnelley) and (iv) the successors, assigns, heirs and personal representatives of any of the foregoing.

     "Other R.R. Donnelley Indemnified Parties" shall mean and include (i) R.R. Donnelley's Affiliates, (ii) the respective directors, officers, agents and employees of and counsel to R.R. Donnelley and its Affiliates, (iii) each other person, if any, controlling R.R. Donnelley or any of its Affiliates and (iv) the successors, assigns, heirs and personal representatives of any of the foregoing.

     "person" means an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Tax Services" means those Services set forth under the heading "Taxes" in
Exhibit 1 hereto.

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     "Transition Period" means (i) for all Services other than Tax Services and
Cash Management Services the period commencing on the Closing Date and ending on December 31, 1997, (ii) for Tax Services the period commencing on the Closing Date and ending on January 31, 1998 and (iii) for Cash Management Services the period commencing on the Closing Date and ending on March 31, 1997; unless the Transition Period is extended as provided in Section 13(a).

     Section 2. Performance of Services by R.R. Donnelley. (a) Subject to the terms and conditions set forth herein, from the Closing Date hereof until the end of the Transition Period, R.R. Donnelley shall provide and cause to be provided to the Company and its subsidiaries, with respect to the Business, the services described in Exhibit 1 hereto (the "Services"). Notwithstanding the foregoing, at any time after the Closing Date, the Company may terminate from time to time any category or categories of Services listed in Exhibit 1 by identifying which category or categories of Services it elects to terminate by written notice to R.R. Donnelley received by R.R. Donnelley at least 30 days prior to the effective date of any such termination.

     (b) Unless otherwise expressly agreed to in writing by the parties hereto, the Services will be provided to the Company and its subsidiaries at a level and in a manner consistent with the level at which such Services are currently provided by R.R. Donnelley and its subsidiaries in connection with the operation of the Business. Notwithstanding the foregoing, R.R. Donnelley shall have no obligation to provide or cause to be provided any particular Service if R.R. Donnelley reasonably determines that (i) due to any change in circumstances or new developments affecting the Business after the date hereof, the provision of all or any portion of such Service would unreasonably interfere with the conduct of R.R. Donnelley's or any of its Affiliates' business activities or (ii) the provision of the Services would cause R.R. Donnelley or any of its Affiliates to be in violation of any software license or other similar agreement under which R.R. Donnelley or any of its Affiliates is a party or otherwise bound. R.R. Donnelley and the Company shall cooperate in planning the scope and timing of the Services provided by R.R. Donnelley under this Agreement so as to lessen or eliminate any such interference or violation, and R.R. Donnelley shall notify the Company of any determination that it has made pursuant to the preceding sentence and cooperate with the Company and its subsidiaries, to lessen disruption that might occur to the Company by reason of R.R. Donnelley's not providing a particular Service following such determination. Neither R.R. Donnelley nor any of its Affiliates will be obligated to provide any services to the Company and its subsidiaries (including, without limitation, the providing of any financing or credit facility or

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the making of any guaranties), except to the extent described in this Section 2 or as provided in the Other Agreements.

     (c) The Services shall be provided hereunder on an as needed basis in a manner consistent with past practice; provided, that with respect to Services not performed in the daily operations of the Business in the ordinary course consistent with past practice, the Company shall specifically request such services in writing. The Services shall be provided hereunder in a time frame consistent with R.R. Donnelley's past practice and such that the Services respond to new developments in a timely manner, consistent with R.R. Donnelley's past practice. R.R. Donnelley and its Affiliates may reasonably supplement, modify, substitute or otherwise alter the Services from time to time in a manner consistent with supplements, modifications, substitutions or alterations made with respect to similar services provided or otherwise made available by R.R. Donnelley to its operating divisions or subsidiaries, so long as R.R. Donnelley provides the Company with reasonable advance notice of such modifications, substitutions or alterations, to enable the Company to obtain replacement services therefor. R.R. Donnelley and its Affiliates shall include the Company and its affected subsidiaries in planning the scope and timing of any such supplement, modifica tion, substitution or alteration of Services so as to lessen, to the extent practicable, the interference or disruption that might occur by reason thereof.

     (d) The Company and R.R. Donnelley acknowledge and agree that the scope and duration of the Services may vary throughout the term of this Agreement, provided, that the level at which any Services are provided hereunder shall not increase materially except in accordance with Section 3(c). At any time, and from time to time, during the term of this Agreement, the Company may, by providing written notice to R.R. Donnelley, elect to reduce the scope and duration of the any of the Services; provided, that except upon termination as provided in the last sentence of Section 2(a), the fees referenced in Section 3(a) will not be adjusted as the result of such a reduction to Services.

     Section 3. Payment for Services. (a) The fee to be paid by the Company to R.R. Donnelley for each of the Services provided hereunder shall be the amount listed in Exhibit 1 for each category; provided, that in the event the Company terminates any group of Services listed in Exhibit 1, the fee for such Services shall no longer be payable following the effective date of such termination. The Company shall also pay to R.R. Donnelley any and all reasonable out-of-pocket costs and expenses of R.R. Donnelley incurred for the services of outside advisers and consultants provided in connection with the Services provided hereunder consistent with past practice, provided that, except as

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contemplated in Exhibit 1, R.R. Donnelley will not engage any such advisor or consultant without prior approval of the Company.

     (b) R.R. Donnelley shall on a monthly basis submit to the Company for payment its billing invoice setting forth the amount of fees for Services rendered as described in subsection (a) above not theretofore paid by the Company. Payment by the Company to R.R. Donnelley in respect of any such invoice shall be made within 15 days after the date of receipt of such invoice; provided that as long as the Services being provided by R.R. Donnelley include those described on Exhibit 1 under Accounts Payable, the Company shall be deemed in compliance with this sentence if it has authorized R.R. Donnelley to make such payment within such 15 day period and funds sufficient to make such payment are in the Company's accounts from which such payments are made.

     (c) The Company acknowledges that time is of the essence with respect to all payments under this Section and agrees to pay interest on the balance of any amount payable hereunder unpaid when due at an annual rate of 15% from the date an invoice with respect to which such payment obligation related was received by the Company until the date of payment.

     (d) In the event that the Company and its subsidiaries so expand their operations during the Transition Period through the acquisition of new businesses or companies, or growth in the Company's business materially exceeding budgeted growth, that the services required by the Company and its subsidiaries with respect to the Business exceed the scope or extent of the Services provided hereunder, then R.R. Donnelley shall consider providing such extra services, and to the extent R.R. Donnelley agrees to provide such services, R.R. Donnelley and the Company shall negotiate in good faith an adjustment to the fees payable pursuant to Section 3(a) which is proportionate to the increase in the scope and extent of Services provided hereunder.

     Section 4. Staffing Plans. Neither the Company nor any of its Affiliates shall be precluded from obtaining any of the Services from providers other than R.R. Donnelley; provided that the Company has given R.R. Donnelley not less than 30 days prior written notice of the discontinuance of such Services; and provided that, except upon termination as set forth in the last sentence of
Section 2(a), the fees referenced in Section 3(a) will not be adjusted as the result of Services being provided by third party providers. The Company shall use reasonable efforts to keep R.R. Donnelley generally informed of its plans in this regard in order for R.R. Donnelley to make any appropriate adjustments in R.R. Donnelley's staffing and hiring plans.

     Section 5. Disclaimer. Neither R.R. Donnelley nor any of its Affiliates makes any representation or warranty, express

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or implied, as to whether the Services to be provided hereunder are sufficient for the operation of the Business on or after the Closing Date, and neither R.R. Donnelley nor any of its Affiliates nor any employees of R. R. Donnelley or any of its Affiliates shall have any liability to the Company or its Affiliates for the Services provided hereunder except to the extent caused by the gross negligence or willful misconduct of R.R. Donnelley, its employees, agents, assigns or Affiliates.

     Section 6. Confidentiality. R.R. Donnelley agrees to hold, and to use reasonable efforts commensurate with the nature of the information being furnished to cause its employees, agents, Affiliates and representatives to hold, in strict confidence all information (whether written or oral) concerning the Company and its Affiliates which is in the possession of R.R. Donnelley or its employees, agents, Affiliates or representatives as of the date hereof or is hereafter furnished to or obtained by R.R. Donnelley or its employees, agents, Affiliates or representatives in the course of providing the Services contemplated hereby to the Company and its Affiliates and which, in any case, is marked "Confidential" (except to the extent that such information has been (A) in the public domain through no fault of R.R. Donnelley or (B) lawfully acquired by R.R. Donnelley from sources other than the Company and its Affiliates), and R.R. Donnelley shall not disclose or release any such confidential information to any person, except its employees, representatives and agents who have a need to know such information in connection with R.R. Donnelley's performance hereunder, unless (i) such disclosure or release is compelled by the judicial or administrative process, (ii) in the opinion of counsel to R.R. Donnelley, such disclosure or release is necessary in light of other requirements of law or the requirements of any governmental entity including, without limitation, disclosure requirements under the Securities Act of 1934, as amended, or (iii) in the opinion of R.R. Donnelley, such disclosure and release is appropriate and customary for the proper administration of R.R. Donnelley's and its Affiliates' responsibilities and duties in respect of matters of foreign, federal, state or local taxation.

     Section 7. Guaranties. The Company acknowledges that R.R. Donnelley has heretofore delivered, and may prior to the Closing Date deliver, guaranties of payment or performance of certain obligations of the Company or one of its Affiliates (the "Guaranteed Obligations"). R.R. Donnelley agrees to maintain all of the guaranties that it delivered with respect to the Guaranteed Obligations prior to the Closing Date but only to the extent provided in the guaranties of the Guaranteed Obligations delivered prior to the Closing Date. The Company agrees not to amend or modify the terms of any agreement or instrument that evidences a Guaranteed Obligation in such a manner that increases the potential liability of R.R. Donnelley without the written

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consent of R.R. Donnelley, which consent may be withheld in the sole discretion of R.R. Donnelley.

     Section 8. Non-Solicitation of Employees. (a) For a period of one year following the Closing Date, neither R.R. Donnelley nor any of its Affiliates will, without the prior written approval of the Company, directly or indirectly solicit, induce or attempt to persuade any person who is an employee of the Company or any of its subsidiaries on the date hereof or at any time hereafter to terminate his or her employment with the Company or such subsidiary of the Company, except R.R. Donnelley or any of its Affiliates may hire employees who respond to general advertisements or who otherwise make initial contact with them.

     (b) For a period of one year following the Closing Date, neither the Company nor any of its Affiliates will, without the prior written approval of R.R. Donnelley, directly or indirectly solicit, induce or attempt to persuade any person who is an employee of R.R. Donnelley or any of its subsidiaries on the date hereof or at any time hereafter to terminate his or her employment with R.R. Donnelley or such subsidiary of R.R. Donnelley, except the Company or any of its Affiliates may hire employees who respond to general advertisements or who otherwise make initial contact with them.

     Section 9. Use of Real Estate. (a) As of the date hereof, the Company is using office space in the facilities leased by R.R. Donnelley that are listed in
Exhibit 2 hereto (the "Shared Facilities"). R.R. Donnelley agrees to permit the Company to continue to use the portion of each Shared Facility used by the Company as of the date hereof (including common areas) until the date set forth for each Shared Facility under the heading "Expiration Date" in Exhibit 2. In consideration for such agreement, the Company agrees to pay to R.R. Donnelley
(1) in the case of the Shared Facility in Dallas (i) for each month until the earlier of (a) if the Company ceases to use such Shared Facility on or before December 6, 1996, December 31, 1996, (b) 30 days after the date upon which the Company ceases to use such Shared Facility or (c) the date set forth for such Shared Facility under the heading "Expiration Date" in Exhibit 2, an amount (the "Company's Base Rent") equal to the product of (A) the amount payable by R.R. Donnelley as monthly rent for such Shared Facility (including taxes, utilities and other additional rent required under the particular lease), as adjusted from time to time, times (B) a fraction, the numerator of which is the number set forth in Exhibit 2 under the heading "RSF (Company)" for such Shared Facility and the denominator of which is the total square footage of such Shared Facility and (ii) for each three-month period or portion thereof that the Company is obligated under the Agreement to pay the Company's Base Rent, an amount in respect of the cost of operating such Shared Facility,

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including, but not limited to, telephone, reception, utility and cafeteria services (the "Services Amount"), equal to the product of (A) the total amount payable by R.R. Donnelley for those services used by the Company at such a Shared Facility, times (B) a fraction, the numerator of which is the average number of employees of the Company using space at such Shared Facility during such three-month period or portion thereof and the denominator of which is the average total number of persons using space at such Shared Facility during such three-month period or portion thereof; and (2) in the case of the Shared Facility in New York, the amount of $17,467 per month (the "New York Rent").

     (b) R.R. Donnelley shall (i) on a monthly basis submit to the Company for payment its billing invoice setting forth the Company's Base Rent and the New York Rent not theretofore paid by the Company and (ii) on a quarterly basis submit to the Company for payment its billing invoice setting forth the Services Amount not theretofore paid by the Company. Payment by the Company to R.R. Donnelley in respect of any such invoice shall be made within 15 days after the date of such invoice; provided that as long as the Services being provided by R.R. Donnelley include those described on Exhibit 1 under Accounts Payable, the Company shall be deemed in compliance with this sentence if it has authorized R.R. Donnelley to make such payment within such 15 day period and funds sufficient to make such payment are in the Company's accounts from which such payments are made.

     (c) The Company acknowledges that time is of the essence with respect to all payments under this Section and agrees to pay interest on the balance of any amount payable hereunder unpaid when due at an annual rate of 15% from the date an invoice with respect to which such payment obligation related was received by the Company until the date of payment.

     Section 10. Financial and Other Information. (a) Equity Accounting Period. The Company agrees that, during any period in which R.R. Donnelley owns at least 20% of the voting power of the capital stock of the Company then outstanding or 20% of the capital stock of the Company then outstanding, or in which R.R. Donnelley is required to account for its investment in the Company under the equity method of accounting (determined in accordance with generally accepted accounting principles consistently applied):

     (i) Maintenance of Books and Records. The Company shall, and shall cause each of its consolidated subsidiaries to, maintain a system of internal accounting controls that shall provide reasonable assurance that: (1) the Company's and such subsidiaries' books, records and accounts fairly reflect transactions and dispositions of assets, and (2) the specific objectives of accounting control are achieved.

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     (ii) Monthly Financial Information. As soon as practicable, but in any event within five business days after the end of each month in each fiscal year of the Company, the Company shall deliver to R.R. Donnelley its pre- and after-tax net income for the month and the year to date period for the Company and its subsidiaries.

     (iii) Unaudited Quarterly Financial Statements. As soon as practicable, but in any event within 35 days after the end of each of the first three fiscal quarters in each fiscal year of the Company, the Company shall deliver to R.R. Donnelley drafts of (1) the consolidated financial statements of the Company and its subsidiaries (and notes thereto) for such periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of the Company the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X of the General Rules and Regulations under the Securities Act ("Regulation S-X"), and (2) a discussion and analysis by management of the Company's and it subsidiaries' financial condition and results of operations for such fiscal period, including, without limitation, an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K of the General Rules and Regulations under the Securities Act ("Regulation S-K"). The foregoing requirement may be satisfied by the delivery of a draft Quarterly Report on Form 10-Q. The information set forth in (1) and (2) above is herein referred to as the "Quarterly Financial Statements." The Company shall deliver to R.R. Donnelley all revisions to such drafts as soon as any such revisions are prepared or made. No later than two business days prior to the date the Company publicly files the Quarterly Financial Statements with the SEC or otherwise, the Company shall deliver to R.R. Donnelley the final form of the Quarterly Financial Statements to be filed with the SEC.

     (iv) Audited Annual Financial Information. As soon as is practicable, but in any event within 60 days after the end of each fiscal year of the Company, the Company shall deliver to R.R. Donnelley drafts of (1) the consolidated financial statements of the Company (and notes thereto) for such year, setting forth in comparative form the consolidated figures (and notes thereto) for the previous fiscal year and all in reasonable detail and prepared in accordance with Regulation S-X and (2) a discussion and analysis by management of the Company's and its subsidiaries' financial condition and results of operations for such year, including, without limitation, an explanation of any material adverse change, all in reasonable detail and prepared in accordance with item 303(a) of Regulation S-K. The foregoing requirement may be satisfied by the delivery of a draft Annual

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Report on Form 10-K. The information set forth in (1) and (2) above is herein referred to as the "Annual Financial Statement." The Company shall deliver to R.R. Donnelley all revisions to such drafts as soon as any such revisions are prepared or made. The Company shall deliver to R.R. Donnelley, within 90 days after the end of each fiscal year of the Company, the final form of the Annual Financial Statements accompanied by a report thereon by the Company's independent certified public accountants.

     (v) Public Information and SEC Reports. Except as more particularly described in paragraphs (iii) and (iv) above, the Company and each of its subsidiaries that files information with the SEC shall deliver to R.R. Donnelley (to the attention of its Corporate Secretary) as soon as substantially final drafts are prepared all reports, notices and proxy and information statements to be sent or made available by the Company or any of its subsidiaries to their securityholders and all regular, periodic and other reports filed under Section 13, 14 and 15 of the Exchange Act (including Reports on Forms 10-K, 10-Q and 8-K and Annual Reports to Shareholders), and all registration statements and prospectuses to be filed by the Company or any of its subsidiaries with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the "Company Public Documents"), and, as soon as practicable, but in no event later than one business day prior to the date the same are printed, sent or filed, whichever is earliest, final copies of all Company Public Documents.

     No later than immediately prior to issuance, the Company shall deliver to R.R. Donnelley copies of all press releases and other statements to be made available by the Company or any of its subsidiaries to the public relating to information concerning material developments in the business, properties, results of operations, financial condition or prospects of the Company or any of its subsidiaries. Unless otherwise required by law, rule or regulation, no report, registration, information or proxy statement, prospectus or other document that refers, or contains information with respect, to R.R. Donnelley shall be filed with the SEC or otherwise made public by the Company or any of its subsidiaries without notice to and the consent (written or oral) of R.R. Donnelley with respect to those portions of such document that contain information with respect to R.R. Donnelley, which consent will not be unreasonably withheld, delayed or conditioned, provided, however, that the Company need not obtain the consent of R.R. Donnelley for descriptions of intercompany agreements between itself and R.R. Donnelley to the extent that such descriptions are substantially identical to the descriptions contained in the registration statement relating to the Offering.

     (vi) Earnings Releases. R.R. Donnelley agrees that, unless required by law, rule or regulation or unless the Company shall have consented thereto, R.R. Donnelley shall not release

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any financial information of the Company (other than the quarterly and annual financial reports described below) or any of its subsidiaries under any circumstances and R.R. Donnelley shall not release to the general public any quarterly or annual financial information of the Company or any of its subsidiaries (the "Company Information") delivered to R.R. Donnelley pursuant to this Section 10 prior to the time that the Company publicly releases financial information of the Company for the relevant period. The Company and R.R. Donnelley shall consult on the timing of their annual and quarterly earnings releases and shall give each other an opportunity to review the information therein relating to the Company and its subsidiaries and to comment thereon, unless otherwise prohibited by law, rule or regulation. In the event that R.R. Donnelley is required by law to publicly release such Company Information prior to the public release of R.R. Donnelley's financial information, R.R. Donnelley shall give the Company notice of such release of Company Information as soon as practicable but in no event later than immediately prior to such release of Company Information.

     (vii) R.R. Donnelley Public Filings. The Company shall cooperate fully with R.R. Donnelley to the extent reasonably requested by R.R. Donnelley in the preparation of R.R. Donnelley's public earnings releases, quarterly reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by R.R. Donnelley with the SEC, any national securities exchange or otherwise made publicly available (collectively, "R.R. Donnelley Public Filings"). The Company agrees to provide to R.R. Donnelley such information concerning the Company as R.R. Donnelley reasonably requests in writing in connection with any such R.R. Donnelley Public Filings. Following request by R.R. Donnelley, such information concerning the Company shall be provided by the Company in a timely manner to enable R.R. Donnelley to prepare, print and release such R.R. Donnelley Public Filings on such date as R.R. Donnelley shall have determined and notified the Company thereof. If and to the extent reasonably requested in advance by R.R. Donnelley, the Company shall review all drafts of such R.R. Donnelley Public Filings prior to any printing or public release thereof, and certify (through an appropriate executive officer) that the information relating to the Company in such R.R. Donnelley Public Filing is accurate in all material respects. R.R. Donnelley shall reimburse the Company for any and all out-of-pocket costs and expenses of outside advisors incurred by the Company in connection with such review and providing such certificate.

     (viii) Coordination of Auditors' Opinions. For so long as each party hereto maintains its fiscal year end as it exists on the date hereof, the Company shall use its reasonable

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efforts to enable its independent certified public accountants (the "Company's
Auditors") to complete their audit such that they will date their opinion on the Company's audited annual financial statements (the "Company Annual Financial Statements") (1) within 31 days of the end of the Company's fiscal year or (2) within five business days of the date that R.R. Donnelley's independent certified public accountants ("R.R. Donnelley's Auditors") date their opinion on R.R. Donnelley's audited annual financial statements (together with R.R. Donnelley's Annual Report to Shareholders, the "R.R. Donnelley Annual Statements"), whichever is earlier, and to enable R.R. Donnelley to meet its timetable for the printing, filing and public dissemination of the R.R. Donnelley Statements.

     (ix) Cooperation in Preparation of R.R. Donnelley Annual Statements. The Company shall provide to R.R. Donnelley on a timely basis all information that R.R. Donnelley reasonably needs to meet its schedule for the preparation, printing, filing and public dissemination of the R.R. Donnelley Annual Statements. In this respect, the Company shall provide all required financial information with respect to the Company and its consolidated subsidiaries to the Company's Auditors in a sufficient and reasonable time and in reasonably sufficient detail to permit the Company's Auditors to take all steps and perform all review necessary to provide sufficient assistance to R.R. Donnelley's Auditors with respect to information to be included or contained in the R.R. Donnelley Annual Statements, such assistance to R.R. Donnelley's Auditors to be in conformity with current and past practices.

     (x) Access to Personnel and Working Papers. The Company shall authorize the Company's Auditors to make available to R.R. Donnelley's Auditors, at R.R. Donnelley's expense, both the personnel who performed or are performing the annual audit of the Company and work papers related to the annual audit of the Company, in all cases within a reasonable time after the Company's Auditors' opinion date, so that R.R. Donnelley's Auditors are able to perform the procedures they consider reasonably necessary to take responsibility for the work of the Company's Auditors as it relates to R.R. Donnelley's Auditors' report on R.R. Donnelley's statements, all within sufficient time to enable R.R. Donnelley to meet its timetable for the printing, filing and public dissemination of the R.R. Donnelley Annual Statements.

     (xi) Use of Information. R.R. Donnelley hereby acknowledges that it is aware that the United States securities laws prohibit any person who has material, non-public information concerning a company from purchasing or selling securities of that company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

     (b) Ten Percent Period. The Company agrees that, during any period in which R.R. Donnelley holds at least 10% but less than 20% of the voting power of the capital stock of the Company then outstanding, the Company shall furnish to R.R. Donnelley as soon as publicly available, copies of all financial statements, reports, notices and proxy statements sent by the Company in a general mailing to all its shareholders, of all reports on Forms 10-K, 10-Q and 8-K and of all final prospectuses filed pursuant to Rule 424 under the Securities Act.

     Section 11. Indemnification. (a) The Company hereby agrees to indemnify and hold harmless R.R. Donnelley and each of the Other R.R. Donnelley Indemnified Parties, to the fullest extent lawful, from and against any and all losses, claims, damages or liabilities (collectively, "Losses") and reasonable expenses (including all fees and expenses of R.R. Donnelley's and each of the Other Indemnified Parties' counsel, investigators, expert witnesses, accountants and other professionals, reasonable travel and other out-of-pocket expenses) incurred at the Company's request or otherwise incurred in connection with the investigation of any pending or threatened claims or preparation for any pending or threatened litigation or other proceedings or the renegotiation of any license agreements relating to Data Center Services, (collectively, "Expenses") arising out of or relating to (i) the provision of the Services hereunder by R.R. Donnelley or any of the Other R.R. Donnelley Indemnified Parties; (ii) any Guaranteed Obligation, (iii) the use by the Company of the Shared Facilities;
(iv) the provision of Data Center Services to the Company pursuant to the Data Agreement (as defined in Exhibit 1 hereto) or (v) contracts relating to the operations of the Company to which RR Donnelley is a party; provided, however, that the Company shall have no obligation to indemnify and hold harmless R.R. Donnelley or any of the Other R.R. Donnelley Indemnified Parties (A) under clauses (i) and (iii) above in respect of Losses or Expenses which are finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of R.R. Donnelley or any of the Other R.R. Donnelley Indemnified Parties in providing any Services hereunder or (B) under clause (iv) above in respect of Expenses relating to the Computer Associates Agreements (as defined in Exhibit 1 hereto) to the extent that the aggregate amount of such Expenses exceeds $38,000.

     (b) R.R. Donnelley hereby agrees to indemnify and hold harmless the Company and each of the Other Company Indemnified Parties, to the fullest extent lawful, from and against any and all Losses and Expenses arising out of or relating to
(i) the provision of the Services hereunder by R.R. Donnelley or any of the Other R.R. Donnelley Indemnified Parties which Losses and/or Expenses are judicially determined to have resulted primarily from the gross negligence or willful misconduct of R.R. Donnelley or any of the Other R.R. Donnelley Indemnified Parties; (ii) the use by R.R. Donnelley or any of the Other R.R. Donnelley Indemnified Parties of the Shared Facilities; (iii) the provision of Data Center Services to the Company pursuant to the Data Agreement which Losses and/or Expenses are judicially determined to have resulted primarily from the gross negligence or willful misconduct of R.R. Donnelley or any of the Other R.R. Donnelley Indemnified Parties; or (iv) Expenses relating to the Computer Associates Agreements to the extent that the aggregate amount of such Expenses exceeds $38,000.

     (c) If any Indemnitee receives notice of the assertion of any third-party claim with respect to which an Indemnifying Party is obligated under this Agreement to provide indemnification, such Indemnitee shall give such Indemnifying Party notice thereof promptly after becoming aware of such third-party claim; provided, however, that the failure of any Indemnitee to give notice as provided in this Section 11(c) shall not relieve any Indemnifying Party of its obligations under this Section 11, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such third-party claim in reasonable detail.

     (d) An Indemnifying Party, at such Indemnifying Party's own expense and through counsel chosen by such Indemnifying Party (which counsel shall be reasonably satisfactory to the Indemnitee), may elect to defend any third-party claim. If an Indemnifying Party elects to defend a third-party claim, then, within ten business days after receiving notice of such third-party claim (or sooner, if the nature of such third-party claim so requires), such Indemnifying Party shall notify the Indemnitee of its intent to do so, and such Indemnitee shall cooperate in the defense of such third-party claim. Such Indemnifying Party shall pay such Indemnitee's reasonable out-of-pocket expenses incurred in connection with such cooperation. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a third-party claim, such Indemnifying Party shall not be liable to such Indemnitee under this Section 11 for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof other than those expenses referred to in the preceding sentence; provided, however, that such Indemnitee shall have the right to employ one law firm as counsel to represent such Indemnitee (which firm shall be reasonably acceptable to the Indemnifying Party) if, in such Indemnitee's reasonable judgment, either a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect to such claim or there may be defenses available to such Indemnitee which are different from or in addition to those available to such Indemnifying Party, and in that event (I) the reasonable fees and expenses of such separate counsel shall be paid by such Indemnifying Party (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel with respect to any third-party claim, (even if against multiple Indemnitees)) and (II) each of such Indemnifying Party and such Indemnitee shall have the right to conduct its own defense in respect of such claim. If an Indemnifying Party elects not to defend against a third-party claim, or fails to notify an Indemnitee of its election as provided in this Section 11(c) within the period of ten business days described above, such Indemnitee may defend, compromise and settle such third-party claim; provided, however, that no such Indemnitee may compromise or settle any such third-party claim without the prior written consent of the Indemnifying Party, which consent shall not be withheld unreasonably. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, (i) settle or compromise any third-party claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such third-party claim or (ii) settle or compromise any third-party claim in any manner that may adversely affect the Indemnitee.

     (e) If for any reason the foregoing indemnification is unavailable to an Indemnified Party under (a) or (b) above or is insufficient to hold it or them harmless, then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnitee(s) as a result of such Loss and Expense in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and the Indemnitee(s) on the other hand, but also the relative fault of the Indemnifying Party and the Indemnitee(s), as well as any relevant equitable considerations.

     (f) The reimbursement, indemnity and contribution obligations of the parties hereunder shall be in addition to any liability which the parties may otherwise have.

     (g) The Company shall provide to R.R. Donnelley a Certificate of Insurance evidencing coverage for comprehensive general liability, including contractual liability, in an amount of at least $2 million per occurrence for bodily injury and property damage naming R.R. Donnelley as an additional insured. The Company agrees to keep such insurance in full force and effect for as long as the Company is using any Shared Facility.

     Section 12. Set-Off. Notwithstanding anything herein to the contrary, including, without limitation, any indemnification provided for under Section 11 hereof, R.R. Donnelley and the Company shall each have the right to set-off, at any time and from time to time, against any amount owing by the other in connection with any cause, matter or thing arising under or in connection with
(i) any provision of this Agreement
or (ii) any provision of any of the Other Agreements, any amount from time to time owing by R.R. Donnelley to the Company, or by the Company to R.R. Donnelley, as the case may be, in connection with any cause, matter or thing arising under or in connection with (y) any provision of this Agreement or (z) any provision of any Other Agreement.

     Section 13. Extension of Transition Period; Termination. (a) In the event that the Company desires to negotiate with R.R. Donnelley for the continuance of any Services beyond the end of the Transition Period, the Company shall notify R.R. Donnelley of such desire not later than 45 days prior to the termination of such Service. Neither R.R. Donnelley nor any of its Affiliates shall be obligated to provide Services on behalf of the Company following the expiration of this Agreement except to the extent the Company and R.R. Donnelley have executed and delivered an extension of this Agreement or a separate agreement which provides the terms and conditions of the performance of such Services. Notwithstanding the foregoing, the Company may extend the Transition Period as it relates to Tax Services for one year, provided that the Company requests such renewal in writing not later than November 1, 1997 and R.R. Donnelley does not reject such request within 15 days of receipt thereof. In the event that the Company extends the Transition Period as it relates to Tax Services as provided in the preceding sentence, the fee to be paid by the Company to R.R. Donnelley for such Tax Services shall be that set forth for the "Renewal Period" in
Exhibit 1.

     (b) This Agreement shall terminate with respect to the Services upon the expiration of the Transition Period, unless earlier terminated pursuant to this Section. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time:

          (i) by the mutual consent of the Company and R.R. Donnelley;

          (ii) by the Company in the event of any material breach or default by R.R. Donnelley of any of R.R. Donnelley's agreements, representations, or warranties contained herein and the failure of R.R. Donnelley to cure such breach or default within ten (10) business days after receipt of written notice from the Company requesting such breach or default to be cured;

          (iii) by R.R. Donnelley in the event of any material breach or default by the Company of any of the Company's agreements, representations, or warranties contained herein and the failure of the Company to cure such breach or default within ten (10) business days after receipt of notice from R.R. Donnelley requesting such breach or default to be cured; or

          (iv) by the Company, in the event of the occurrence of a force majeure event described in Section 25; provided that the Company shall not be permitted to terminate this Agreement with respect to a Shared Facility prior to the expiration date with respect to such facility set forth in
     Exhibit 2 unless R.R. Donnelley has the right and elects to terminate the lease agreement pertaining to such Shared Facility on account of such force majeure event.

     Section 14. Access to Information.

     (a) Provision of Corporate Records. As promptly as practicable after the Closing Date, R.R. Donnelley shall use reasonable efforts to accommodate the Company with respect to the delivery to the Company of all corporate books and records of the Company in the possession of R.R. Donnelley and originals or copies of all corporate books and records of R.R. Donnelley in the possession of R.R. Donnelley primarily relating to the Business or the assets or liabilities of the Company, including in each case copies of all active agreements, active litigation files and government filings.

     (b) Access to Information. From and after the Closing Date, each of R.R. Donnelley and the Company shall afford to the other, and shall cause their respective employees, agents and Affiliates to so afford, reasonable access and duplicating rights during normal business hours to all information within such party's possession relating to such other party's businesses, assets or liabilities, insofar as such access is reasonably required by such other party. Without limiting the foregoing, information may be requested under this Section 14(b) for audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

     (c) Retention of Records. Except as otherwise required by law or agreed in writing, each of R.R. Donnelley and the Company shall use reasonable efforts to accommodate the other with respect to retention and provision of copies of any significant information in such party's possession or under its control relating to the business, assets or liabilities of the other party.

     Section 15. Certain Agreements and Indemnities to Survive Termination of Agreement. The provisions of Sections 5, 6, 8, 10, 11 and 14 hereof shall survive any termination of this Agreement.

     Section 16. Assignment; Right of R.R. Donnelley to Assign to Subsidiaries. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable or transferable by either party (except by operation of law in connection with a merger involving, or sale of substantially all of the assets of, such party) without the prior written consent of the other party hereto; provided, however, that R.R. Donnelley, at all times, without regard to the foregoing requirement to obtain the prior written consent of the Company, may assign any or all of its rights, duties, responsibilities and obligation hereunder to one or more of its Affiliates provided that R.R. Donnelley guarantees the performance of such Affiliate.

     Section 17. Complete Agreement; Construction. This Agreement and the Exhibit attached hereto shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter (it being understood, however, that the Other Agreements set forth certain additional understandings between R.R. Donnelley and the Company regarding their relationship after the Closing Date).

     Section 18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to the principles of conflicts of laws thereof.

     Section 19. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail or by private courier addressed as follows:

          to R.R. Donnelley:

          R.R. Donnelley & Sons Company
          77 West Wacker Drive
          Chicago, IL 60601
          Attention: Legal Department

          to the Company:

          Donnelley Enterprise Solutions Incorporated
          161 N. Clark Street, Suite 2400
          Chicago, IL 60601
          Attention: Chief Financial Officer

     Section 20. Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by the parties.

     Section 21. Waivers. The failure of any party hereto at any time to require strict performance by the other party hereto of any provision hereof shall not waive or diminish such party's right to demand strict performance thereafter of that or any other provision hereof.

     Section 22. No Third Party Beneficiaries. Except for the provisions of Sections 5 and 11 hereof, this Agreement is solely for the benefit of the parties and does not confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

     Section 23. Titles and Headings. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 24. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

     Section 25. Force Majeure. R.R. Donnelley shall be excused from performance hereunder for any period and to the extent that it is prevented from performing any services pursuant hereto, in whole or in part, as a result of delays caused by the other party or an act of God, war, civil disturbance, court order, labor dispute or other cause beyond its reasonable control and such nonperformance shall not be a default hereunder or a ground for termination hereof. In the event that R.R. Donnelley is excused from performance hereunder pursuant to this Section, then R.R. Donnelley shall take all reasonable actions to resume performance of its obligations hereunder as soon as feasible; provided, however, that nothing in this Section will be construed to require the settlement of any strike, walkout or other labor dispute on terms which, in the reasonable judgment of R.R. Donnelley, are contrary to its interest. It is understood that the settlement of a strike, walkout or other labor dispute will be entirely within the discretion of R.R. Donnelley. In the event that R.R. Donnelley is excused from performance hereunder with respect to any Service for any period pursuant to this Section, then the fees to be paid by the Company for such Service hereunder shall be reduced to reflect such reduction for such period.

     Section 26. Relationship of Parties; R.R. Donnelley Employees. (a) Nothing herein contained shall be deemed or construed by the Company or R.R. Donnelley or for any other party as creating the relationship of principal and agent or of a partnership or joint venture among the parties hereto.

     (b) All employees and representatives of R.R. Donnelley providing Services hereunder to the Company and its subsidiaries during the term of this Agreement shall be deemed for purposes of all compensation and employee benefits to be employees or representatives solely of R.R. Donnelley or its Affiliates and not to be employees or representatives of the Company or any of its Affiliates or to be independent contractors thereof. In performing their respective duties hereunder, all such employees and representatives of R.R. Donnelley or its Affiliates shall be under the direction, control and supervision of R.R. Donnelley (and not of the Company or its Affiliates) and R.R. Donnelley shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

     Section 27. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by the each of the parties hereto and delivered to each of R.R. Donnelley and the Company.

                               * * * * * * * * *

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                                       R.R. DONNELLEY & SONS COMPANY



                                       By:   /s/ W. Ed Tyler
                                             -------------------------
                                             Name: W. Ed Tyler
                                             Title: Executive Vice President



                                       DONNELLEY ENTERPRISE
                                         SOLUTIONS INCORPORATED


                                       By:   /s/ Rhonda I. Kochlefl
                                             -------------------------
                                             Name: Rhonda I. Kochlefl
                                             Title: Chairman, President and
                                                    Chief Executive Officer